Exhibit 99.1
    NEWS RELEASE

For more information, contact:
Allen Muhich
Chief Financial Officer
503-615-1616
allen.muhich@radisys.com

RADISYS PRICES UNDERWRITTEN PUBLIC OFFERING OF COMMON STOCK

HILLSBORO, OR - Radisys Corporation (NASDAQ: RSYS) today announced the pricing of an underwritten public offering of 5,700,000 shares of its common stock at a public offering price per share of $3.40. Radisys has also granted the underwriters a 30-day option to acquire up to an additional 855,000 shares on the same terms and conditions to cover overallotments resulting from the offering. Radisys expects to receive net proceeds of approximately $17,917,200 million, after the underwriting discount and estimated offering expenses, but excluding any exercise of the underwriter’s overallotment option. The offering is expected to close on March 25, 2014, subject to customary closing conditions.

Needham & Company, LLC is acting as sole book-running manager. D.A. Davidson is acting as the co-manager for the offering.

Radisys intends to use the net proceeds from the offering for working capital and other general corporate purposes and may also use a portion of the net proceeds to repay debt. The shares described above are being offered by Radisys pursuant to a registration statement previously filed with and subsequently declared effective by the Securities and Exchange Commission.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The shares described above will be issued pursuant to a prospectus supplement filed as part of a shelf registration statement on Form S-3, which was previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”). The offering may be made only by means of a prospectus supplement and the accompanying prospectus, copies of which may be obtained by sending a request to: Needham & Company, LLC, 445 Park Avenue, New York, NY 10022, (800) 903-3268. The registration statement, the accompanying prospectus, the preliminary prospectus supplement and the final prospectus supplement (when filed) will also be available on the SEC’s website at www.sec.gov.

About Radisys Corporation

Radisys Corporation (NASDAQ: RSYS) is a provider of wireless infrastructure solutions to the telecom market. Radisys’ Media Resource Function, T-Series platform products, and Trillium software coupled with an expert professional services organization enable its customers to bring high-value products and services to the telecom market faster and with lower investment and risk. By leveraging its telecom expertise, Radisys is also able to deliver its products and capabilities into adjacent markets such as aerospace and defense. These products are targeted throughout the telecommunication network from Radio Access Network to the Evolved Packet Core to the IP Multimedia Subsystem.

Radisys® and Trillium® are registered trademarks of Radisys.

Safe Harbor

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the expected closing of the public offering and the intended use of proceeds from the offering. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the satisfaction of the conditions to closing of the offering, risks associated with the cash requirements of our business and other risks detailed from time to time in our filings with the Securities and

Exchange Commission, and represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.